Free Writing Prospectus	Filed pursuant to Rule 433
Dated October 16, 2019	Registration Nos. 333-228954
and 333-228954-02

Subject: ** PRICING DETAILS ** $952MM+ CNH 2019-C

Date: 10/16, 2019 16:35:43

** PRICING DETAILS **  $952MM+ CNH 2019-C

JOINT LEADS:  Wells Fargo (str), Barclays, Rabo, RBC
Co-Managers:   BMO, CIBC

CLS	SIZE($MM)	WAL	M/F	P.WIN	E.FIN	L.FIN	BNCH	SPD	YLD%	CPN%	$PX

A1	224.000	0.37	P-1/F1+	1-8	06/20	11/20	IntL	+0	1.99491	1.99491	100.00000
A2	325.000	1.17	Aaa/AAA	8-22	08/21	03/23	EDSF	+28	2.008	1.990	99.98892
A3	295.000	2.65	Aaa/AAA	22-45	07/23	12/24	IntS	+42	2.023	2.010	99.98837
A4	86.800	3.93	Aaa/AAA	45-48	10/23	07/25	IntS	+57	2.136	2.120	99.97531
B	21.430	3.98	Aa3/A+	48-48	10/23	04/27	IntS	+80	2.364	2.350	99.99078

Deal Summary:

* Transaction Size	: $952.230MM
* Pricing Speed	: 20% cpr
* Rating Agencies	: Moody’s / Fitch
* Format	: SEC Registered
* Ticker	: CNH 19-C
* Min Denoms	: $1k x $1k
* Expected Settle	: 10/23/2019
* First Pay Date	: 11/15/2019
* Bill & Deliver	: Wells Fargo

Available Information:

* Preliminary Prospectus and FWP (Attached)

* www.dealroadshow.com    PW: CNH19C

* Intex CDI File (Attached)

* Intex Dealname: wscnh19c                          Password: JUX4

If this communication relates to an offering of US registered securities (i) a registration statement has been filed with the SEC, (ii) before investing you should read the filed documents, and (iii) you may obtain these documents from your sales representative, by calling 1-800-326-5897 or visiting www.sec.gov.